UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM
8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 26, 2023

Commission File Number	Exact Name of Registrant as Specified in its Charter, Principal Executive Office Address and Telephone Number	State of Incorporation	IRS Employer Identification No.
001-33401	Cinemark Holdings, Inc. 3900 Dallas Parkway Plano, Texas 75093 (972) 665-1000	Delaware	20-5490327

033-47040	Cinemark USA, Inc. 3900 Dallas Parkway Plano, Texas 75093 (972) 665-1000	Texas	75-2206284

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form
8-K
filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

	Title of each class	Trading symbol(s)	Name of each exchange on which registered
Cinemark Holdings, Inc.	Common Stock, par value $0.001 per share	CNK	NYSE
Cinemark USA, Inc.	None	None	None
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule
12b-2
of the Securities Exchange Act of 1934
(§240.12b-2
of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.
On May 26, 2023, Cinemark USA, Inc. (“Cinemark USA”), a wholly-owned subsidiary of Cinemark Holdings, Inc. (“Cinemark Holdings”), entered into that certain Second Amended and Restated Credit Agreement (the “Credit Agreement”), with Cinemark Holdings, the lenders from time to time parties thereto (the “Lenders”), the other agents and arrangers named therein and Barclays Bank PLC, as administrative agent (the “Agent”), which amends and restates Cinemark USA’s existing senior secured credit facility and provides for senior secured credit facilities in an aggregate principal amount of $775 million, consisting of $650 million of term loans and a $125 million revolving credit facility. The net proceeds of the borrowings under the Credit Agreement will be used to fund the repayment of the term loans outstanding under Cinemark USA’s existing senior secured credit facility and for other general corporate purposes.
The Credit Agreement provides for, subject to certain conditions contained therein, a seven-year $650 million senior secured term loan facility (the “Term Facility”) and a five-year $125 million senior secured revolving credit facility (the “Revolving Facility”). Under the Term Facility, principal payments of $1.625 million are due each calendar quarter through the maturity date, beginning on June 30, 2023. The term loans under the Term Facility bear interest, at Cinemark USA’s option, at: (A) the Alternate Base Rate (as defined in the Credit Agreement) plus an Applicable Rate of 2.75% per annum, or (B) the Term SOFR Rate (as defined in the Credit Agreement) plus an Applicable Rate of 3.75% per annum. Borrowings under the Revolving Facility bear interest, at Cinemark USA’s option, at: (A) the Alternate Base Rate plus an Applicable Rate ranging from 2.00% to 2.50% per annum, or (B) the Term SOFR Rate plus an Applicable Rate ranging from 3.00% to 3.50% per annum. Cinemark USA will also be required to pay a commitment fee calculated at a percentage ranging from 0.20% to 0.375% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears.
Cinemark USA’s obligations under the Credit Agreement are guaranteed by Cinemark Holdings and certain subsidiaries of Cinemark Holdings other than Cinemark USA (the “Other Guarantors”) and are secured by security interests in substantially all of Cinemark USA’s, Cinemark Holdings’ and the Other Guarantors’ personal property.
The Credit Agreement contains usual and customary negative covenants for transactions of this type, including, but not limited to, restrictions on the ability of Cinemark Holdings, Cinemark USA and their subsidiaries to: merge, consolidate, liquidate, or dissolve; sell, transfer or otherwise dispose of assets; create or incur indebtedness; create liens; pay dividends or repurchase stock; prepay certain indebtedness; make investments; and change the nature of their business. The negative covenants are subject to certain exceptions, as specified in the Credit Agreement. The Credit Agreement also requires Cinemark USA to satisfy, at any time when revolving credit loans are outstanding, a consolidated net senior secured leverage ratio, as determined in accordance with the Credit Agreement.
The Credit Agreement includes customary events of default, including, among other things, payment default, covenant default, breach of representation or warranty, bankruptcy, cross-default, material ERISA events, a change of control, and material money judgments and failure to maintain security interests. If an event of default occurs, all commitments under the Credit Agreement may be terminated and all obligations under the Credit Agreement could be accelerated by the Lenders, causing all loans outstanding (including accrued interest and fees payable thereunder) to be declared immediately due and payable.
The description of the Credit Agreement herein is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form
8-K
and incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.
The information set forth in Item 1.01 above is hereby incorporated into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits .

Exhibit No.	Exhibit Description

10.1	Second Amended and Restated Credit Agreement, dated as of May 26, 2023, by and among Cinemark Holdings, Inc., Cinemark USA, Inc., the lenders from time to time parties thereto, the other agents and arrangers named therein and Barclays Bank PLC, as administrative agent.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK HOLDINGS, INC.
CINEMARK USA, INC.

Date: May 26, 2023	By:	/s/ Michael D. Cavalier
	Name:	Michael D. Cavalier
	Title:	Executive Vice President - General Counsel and
Business Affairs & Secretary